UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 8, 2017

ENERGY 11, L.P.
(Exact name of registrant as specified in its charter)

Delaware	000-55615	46-3070515
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

120 W 3rd Street, Suite 220 Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 882-9192

                                     Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On March 8, 2017, Energy 11 Operating Company, LLC, a wholly owned subsidiary of Energy 11, L.P. (together, the “Partnership”), entered into an Interest Purchase Agreement (“Purchase Agreement”) by and among Kaiser Acquisition and Development – Whiting, LLC (“Target”), and Kaiser Acquisition and Development, LLC and George B. Kaiser (together, the “Seller”) for the potential purchase of all of the issued and outstanding limited liability company interests of Target (“Transferred Interests”) for a purchase price of $53.0 million, subject to customary adjustments. The Transferred Interests represent an approximate average 10.5% additional non-operated working interest in 82 of the Partnership’s 216 existing producing wells and 150 of the Partnership’s 257 future development locations in the Sanish field located in Mountrail County, North Dakota (“Potential Sanish Field Assets”). The Partnership currently owns an approximate 22-23% non-operated working interest in the 216 existing producing wells and 257 future development locations in the Sanish field (collectively, the “Sanish Field Assets”). If all conditions to closing on the Potential Sanish Field Assets are met under the Purchase Agreement, the Partnership’s non-operated working interest in the Sanish Field Assets would increase to approximately 26-27%.

Whiting Petroleum Corporation (NYSE:WLL), a publicly traded oil and gas company, operates the Sanish Field Assets. The Sanish field is part of the Greater Williston Basin where industry activity is focused on development of the prolific Bakken Shale formation and its close geologic cousin, the Three Forks Shale. The Bakken Shale is one of the largest oil fields in the U.S., covering an area of approximately 17,500 square miles. While oil has been produced in North Dakota from the Williston Basin since the 1950s, it is only since 2007 through the application of horizontal drilling and hydraulic fracturing technologies that the Bakken has seen an increase in production activities.

Pursuant to the Purchase Agreement, the Partnership funded a deposit of $1.0 million on March 9, 2017 (“Deposit”). The Deposit will be applied against the purchase price should a closing occur. At closing, the Partnership will be required to fund in cash up to an additional $52.0 million based on 100% of the Net Equity Proceeds, defined as gross cash proceeds from the issuance of Partnership equity interests, net of customary selling commissions and marketing expenses, received by the Partnership for the calendar month of March 2017 and continuing through the last day of the calendar month ending immediately prior to the Closing Date. The Partnership plans to enter into a promissory note payable to the Seller in the principal amount of any shortfall in the cash funded at closing and $52.0 million. The promissory note, if entered into, will have a maturity date of August 1, 2017, bear interest at an annual rate of 5% and be secured by the Potential Sanish Field Assets.

As described above, the Deposit will be applied toward the purchase price at closing. In the event the transaction does not close due to the Seller not meeting its obligations under the Purchase Agreement, the Deposit will be refunded to the Partnership. If the Partnership does not perform under the contract as a result of its diligence review or breaches the Purchase Agreement, the Seller’s sole remedy against the Partnership is the retention of the Deposit.

The closing of the Purchase Agreement is subject to the satisfaction of a number of required conditions which currently remain unsatisfied under the Purchase Agreement. Consummation of the acquisition is subject to the Partnership’s satisfactory completion of the review of title, environmental investigations, financial analysis and geological analysis and other due diligence. Accordingly, there can be no assurance at this time that all of the conditions precedent to consummating the Purchase Agreement will be satisfied, that the Partnership will find the results of its diligence investigation acceptable, or that the transaction will be successfully completed.

Item 9.01.  Financial Statements and Exhibits

 (d)  Exhibits

Exhibit Number	Title of Document

2.1
Interest Purchase Agreement dated March 8, 2017 among Energy 11 Operating Company, LLC, Kaiser Acquisition and Development – Whiting, LLC, and Kaiser Acquisition and Development, LLC and George B. Kaiser.*

* Certain exhibits and schedules have been omitted. The Company agrees to furnish to the SEC a copy of any omitted exhibits and schedules upon request

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	March 10, 2017

ENERGY 11, L.P.

		By:	/s/ David McKenney
David McKenney
Chief Financial Officer of Energy 11 GP, LLC